SENTRY PETROLEUM ANNOUNCES AWARD OF LARGE COAL TENAMENT, HIGHLIGHTS COAL SEAM GAS PROSPECTIVITY IN EROMANGA BASIN

Denver, Colorado (FSC – June 18, 2010) Sentry Petroleum Ltd (OTCBB:SPLM) announced today the award of EPC 1758, a prospective thermal coal exploration tenement in the Eromanga basin situated within Sentry’s existing oil and gas explorations tenements. An initial review of the area indicates significant prospectivity in the Winton Coal formation. The Cretaceous Winton and Mackunda Formations are composed of interbedded mudrock, sandstone, coal and carbon-bearing mudrock. An initial review of well completion reports indicate multiple coal sections.

A Company representative commented, “The award by the Department of Mines and Energy of EPC 1758 enables us to control specific rights on prospective coal seam gas potential within ATP 862. We see significant promise and wanted to lock up the rights as soon as we could - With the award of EPC 1758 we have done it.”

On regional prospectivity the company advises on an announced deposits of coal in permits 100km to the east of the Sentry Application area by Australian miner, East Energy Ltd. East Energy washability data indicate a medium ash product with generally good yields, which are suitable for thermal coal markets.

Sentry further advises that potential coals within EPC 1758 area are more deeply buried and hence possibly higher grade. EPC 1758 covers an area located closer to the sub-basin depocentre, which should allow thicker coal seams to have been deposited.

The company advises that an initial program will be designed to systematically confirm, delineate, and appraise the potential so that production feasibility can be ascertained. Specifically, loading digital well data, seismic data, and remote sensing data for subsequent mapping of prospective accumulations. Initial drilling phases will include coring and analysis of coal quality, with a follow up phase of more detailed infill drilling, then delineation of the resource to possible reserves status.

About Sentry Petroleum:
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.